UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment

No. 1)

FOR REGISTRATION OF CERTAIN

CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Core Molding Technologies,

Inc.

(Exact name of registrant as specified in its charter)

Delaware

001-12505

31-1481870
(State or other Jurisdiction
of Incorporation)

(Commission
File Number)

(IRS Employer
Identification No.)
800 Manor Park Drive
Columbus, Ohio

43228-0183
(Address of Principal Executive Offices)

(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class
to be so registered
Name of each exchange on
which each class is to be registered
Preferred Stock Purchase Rights, par value $0.01 NYSE American LLC
If this form relates to the registration of a class of securities pursuant to

Section 12(b) of the Exchange
Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.

[ x ]
If this form relates to the registration of a class of securities pursuant to

Section 12(g) of the Exchange
Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.

[ ]
If this form relates to the registration of a class of securities concurrently with a Regulation A offering,
check the following box. [ ]
Securities Act registration statement or Regulation A offering statement file number to which this form
relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Explanatory Note
This Form 8-A/A is filed to supplement and amend the information set forth in the Form
8-A of Core Molding Technologies, Inc. (the “Company”) filed with the Securities and
Exchange Commission (the “SEC”) on April 22, 2020.
Item 1. Description of Registrant’s Securities to be Registered.
On March 30, 2021, the Company and American Stock Transfer & Trust Company,

LLC,
as Rights Agent (the “Rights Agent”), amended the Stockholder Rights Agreement, by and between the Company and the Rights Agent, dated as of April 21, 2020 (collectively, the “Rights
Agreement”), to change the Final Expiration Date (as defined in the Rights Agreement) of the
Rights (as defined in the Rights Agreement) issued under the Rights Agreement from April 20,
2021 to March 31, 2021 (the “Amendment No. 1”). As a result of this amendment, effective as of the close of business on March 31, 2021, the Rights expired and are no longer outstanding and the Rights Agreement has terminated by its terms.
A copy of the Rights Agreement and a summary of its material terms, which was filed with the SEC on a Form 8-K on April 22, 2020, is incorporated herein by reference. The foregoing description of the Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 1, a copy of which is filed herewith as Exhibit
4(b)(1) and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit
Number
Description
4(b)
Stockholder Rights Agreement, dated as of April 21, 2020 between Core
Molding Technologies, Inc. and American Stock Transfer

& Trust Company
which includes as Exhibit A thereto a Form of Certificate of Designation,
Preferences and Rights of Series B Junior Participating Preferred Stock, as
Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a
Form of Summary of Rights to Purchase Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K,
filed with the Securities and Exchange Commission on April 22, 2020).
4(b)(1)
Amendment No. 1 to Stockholder Rights Agreement, dated as of March 30,
2021, between Core Molding Technologies, Inc. and American Stock Transfer
& Trust Company

SIGNATURE

Pursuant to the

requirements of the

Securities Exchange Act

of 1934, the

registrant has duly

caused
this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE MOLDING TECHNOLOGIES, INC.

By:

/s/ John P.

Zimmer

Name: John P.

Zimmer

Title: Executive Vice

President, Treasurer,
Secretary and Chief Financial Officer

Date:

April 6, 2021